Exhibit 99.1
Company Contact:
Matthew J. Pfeffer
Corporate Vice President and
Chief Financial Officer
661-775-5300
mpfeffer@mannkindcorp.com
MANNKIND CORPORATION REPORTS FOURTH QUARTER AND FULL
YEAR 2008 FINANCIAL RESULTS
- Conference Call to Begin Today at 4:00 PM ET -
VALENCIA, Calif., February 17 /PRNewswire-FirstCall/ — MannKind Corporation (Nasdaq: MNKD) today reported financial results for the fourth quarter and year ended December 31, 2008.
For the fourth quarter of 2008, total operating expenses were $81.8 million, compared to $79.1 million for the fourth quarter of 2007. Research and development (R&D) expenses increased by $2.0 million to $68.8 million for the fourth quarter of 2008 compared to the fourth quarter of 2007. This increase is primarily due to higher manufacturing costs (including clinical supplies) for AFRESA®, offset in part by lower purchased services in the associated clinical development program, and lower technology agreement costs in our oncology research programs. General and administrative (G&A) expenses increased by $0.7 million to $13.0 million for the fourth quarter of 2008 compared to the fourth quarter of 2007.
The net loss applicable to common stockholders for the fourth quarter of 2008 was $83.3 million, or $0.82 per share based on 101.8 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $75.0 million, or $0.75 per share based on 99.6 million weighted average shares outstanding, for the fourth quarter of 2007.
For the year ended December 31, 2008, total operating expenses were $305.8 million, compared with $307.4 million for 2007. R&D expenses were $250.4 million in 2008, down $6.4 million from 2007, primarily related to lower technology agreement costs in our oncology research programs and decreased clinical development program expenses, which were offset by increases in manufacturing costs (including clinical supplies) for

AFRESA and associated clinical development program expenses. G&A expenses increased by $4.8 million to $55.3 million for 2008 as compared to 2007 primarily due to salaries and stock compensation expenses. The total number of employees decreased from 609 at the end of 2007 to 580 at the end of 2008.
The net loss applicable to common stockholders for 2008 was $303.0 million, or $2.98 per share based on 101.6 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $293.2 million, or $3.66 per share based on 80.0 million weighted averages shares outstanding for 2007. The number of common shares outstanding at December 31, 2008 was 102,008,096.
Cash, cash equivalents and marketable securities were $46.5 million at December 31, 2008, $95.2 million at September 30, 2008, and $368.3 million at December 31, 2007. Currently, the Company has additional financial resources of $320.0 million available under the loan arrangement with our principal stockholder.
“Our NDA for AFRESA is now almost finished,” stated Alfred Mann, Chairman and Chief Executive Officer. “Little more than the hyperlinking of the electronic submission remains to be completed. Our clinical, regulatory and CMC teams have done an extraordinary job assembling a comprehensive document that describes the robust safety and efficacy data that we have collected for AFRESA. The extensive clinical program that we conducted has provided evidence that AFRESA consistently decreases A1C levels and additionally offers marked benefits for patients in terms of post-prandial glucose control, fasting glucose control, weight loss and hypoglycemia. Moreover, the studies indicate that AFRESA achieves these clinical benefits without any adverse effects on pulmonary function. We look forward to the year ahead as we transition from the development of AFRESA into commercial readiness.”
Conference Call
MannKind management will host a conference call to discuss these results today at 4:00 PM ET. To participate in the call, please dial (888) 677-5721 or (210) 839-8507. To listen to the call via the internet, please visit http://www.mannkindcorp.com. The web site replay will be available for 14 days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (800) 756-2759 or (402) 998-0791.
Presenting from the Company will be:
•	Chairman and Chief Executive Officer Alfred Mann

•	President and Chief Operating Officer Hakan Edstrom

•	Corporate Vice President and Chief Financial Officer Matthew Pfeffer

•	Corporate Vice President and Chief Scientific Officer Peter Richardson
About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its pipeline includes AFRESA, which has completed Phase 3 clinical trials, and MKC253, which is currently in Phase 1 clinical trials. Both of these investigational products are being evaluated for their safety and efficacy in the treatment of diabetes. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press release as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to email alerts that are sent automatically when MannKind issues press releases, files its reports with the SEC or posts certain other information to the website.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to differentiating AFRESA from other insulins. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations and involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2007 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.
(Tables to follow)

MannKind Corporation
(A Development Stage Company)
Condensed Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

					Cumulative
					period from
					February 14,
					1991 (date of
	Three months ended		Twelve months ended		inception) to
	December 31,		December 31,		December 31,
	2008	2007	2008	2007	2008
Revenue	$—	$—	$20	$10	$2,988

Operating expenses:
Research and development	68,777	66,751	250,442	256,844	997,482
General and administrative	12,978	12,316	55,343	50,523	245,842
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428

Total operating expenses	81,755	79,067	305,785	307,367	1,414,478

Loss from operations	(81,755)	(79,067)	(305,765)	(307,357)	(1,411,490)
Other expense	(55)	(355)	(62)	(197)	(1,943)
Interest expense on note payable to principal stockholder	(12)	—	(12)	—	(1,523)
Interest expense on senior convertible notes	(1,742)	(584)	(2,327)	(3,408)	(5,957)
Interest income	271	4,996	5,129	17,775	36,861

Loss before provision for income taxes	(83,293)	(75,010)	(303,037)	(293,187)	(1,384,052)
Income taxes	(2)	(3)	(2)	(3)	(26)

Net loss	(83,295)	(75,013)	(303,039)	(293,190)	(1,384,078)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)

Net loss applicable to common stockholders	$(83,295)	$(75,013)	$(303,039)	$(293,190)	$(1,407,290)

Net loss per share applicable to common stockholders — basic and diluted	$(0.82)	$(0.75)	$(2.98)	$(3.66)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	101,758	99,605	101,561	80,038

MannKind Corporation
(A Development Stage Company)
Condensed Balance Sheet
(Unaudited)
(in thousands)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$27,648	$368,285
Marketable securities	18,844	—
State research and development credit exchange receivable — current	1,500	831
Prepaid expenses and other current assets	5,983	9,596

Total current assets	53,975	378,712
Property and equipment — net	226,436	162,683
State research and development credit exchange receivable — net of current portion	1,500	1,500
Other assets	548	548

Total	$282,459	$543,443

Liabilities and Stockholders’ Equity

Current liabilities	$53,472	$67,558
Senior convertible notes	112,253	111,761
Note payable to principal stockholder	30,000	—
Other liabilities	—	24
Stockholders’ equity	86,734	364,100

Total	$282,459	$543,443

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